Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
YEAR-END AND FOURTH QUARTER EARNINGS

HONOLULU, HAWAII, December 15, 2014 -- Barnwell Industries, Inc. (NYSE MKT: BRN) today reported net earnings of $672,000, $0.08 per share, for the year ended September 30, 2014, as compared to a net loss of $8,563,000 ($1.03 per share) for the year ended September 30, 2013.  For the quarter ended September 30, 2014, Barnwell reported net earnings of $2,162,000, $0.26 per share, as compared to a net loss of $1,648,000 ($0.20 per share) for the quarter ended September 30, 2013.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “The net earnings for the year ended September 30, 2014 was a significant turnaround as compared to a net loss in the year ended September 30, 2013. There was a reduction of the carrying value of oil and natural gas properties of $4,506,000, before taxes, in the prior fiscal year and there was no such reduction in the current fiscal year and a $2,720,000 gain was recognized in the current fiscal year, net of non-controlling interests, on the Company’s sale of its 1.2% minority interest in Hualalai Resort, as the Company had previously written off the carrying value of the investment. Also, operating profit increased in all segments in fiscal 2014 as compared to fiscal 2013 primarily resulting from higher prices received for oil and natural gas products, increased percentage of land sales payments received and an increase in contract drilling work.

“In our fourth quarter ended September 30, 2014 the Company recognized the gain of $2,720,000 noted above and received a $300,000 percentage payment; no percentage payments were received in the fourth quarter of 2013. These transactions helped make this our best quarter of the last several years.

“During the year ended September 30, 2014, in recognition of favorable asset pricing and to generate cash proceeds for deleveraging and investment purposes, Barnwell sold oil and natural gas properties for proceeds of $13,846,000 which we believe to have been very favorable sales prices.  Parts of these proceeds were utilized to repay $5,000,000 of our Canadian debt during the year and the Company plans to pursue strategic acquisitions of oil and natural gas properties with the remaining proceeds.  No gain or loss was recognized on these sales, in accordance with full cost method rules.

“The Company made a significant investment in fiscal 2014 acquiring, through a wholly-owned subsidiary, a 19.6% non-controlling ownership interest in KD Kukio Resorts, LLLP, KD Maniniowali, LLLP, and KD Kaupulehu, LLLP for $5,140,000, funded by a bank loan of $5,000,000 which was repaid in its entirety in September 2014, bringing our total debt repaid in 2014 to $10,541,000.

“Fiscal 2015 has commenced with two significant positive events, first the Company’s 80%-owned joint venture sold one of its residential parcels in October 2014 for $1,250,000, the net proceeds of which will be utilized to reduce debt, and real estate sales at Kaupulehu subsequent to our fiscal 2014 year-end generated $1,200,000 in percentage payments to the Company’s 77.8%-owned partnership.  These recent transactions will be recognized in the quarter ending December 31, 2014 and together with Barnwell’s $16,104,000 in cash and cash equivalents, $11,997,000 in working capital and $3,273,000 of available credit at September 30, 2014, position the Company for potential growth and success in fiscal 2015.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Year ended		Three months ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues	$31,445,000	$24,608,000	$9,553,000	$6,106,000

Net earnings (loss)	$672,000	$(8,563,000)	$2,162,000	$(1,648,000)

Earnings (loss) per share – basic	$0.08	$(1.03)	$0.26	$(0.20)
diluted	$0.08	$(1.03)	$0.26	$(0.20)

Weighted-average shares and
equivalent shares outstanding -
basic	8,277,160	8,277,160	8,277,160	8,277,160
diluted	8,278,292	8,277,160	8,277,160	8,277,160